UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005 (December 15, 2005)

NATCO Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15603	22-2906892

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2950 North Loop West, 7th Floor, Houston, Texas		77092
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (713) 638-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2005, the Board of Directors of NATCO Group Inc., on the recommendation of and approval by the Governance, Nominating & Compensation Committee of the Board, approved salary increases for certain executive officers. These included the following increases to certain executives designated as "named executive officers" in the Company's 2005 proxy statement, effective as of October 1, 2005:
Named Executive Officer	Annual Base Salary effective October 1, 2005
C. Frank Smith	$255,000
Robert A. Curcio	$245,000
Richard W. FitzGerald	$245,000

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 15, 2005, the Board of Directors committed NATCO Group Inc. to a restructuring plan that will consolidate our UK operations into one location. We expect to record severance and other costs in the fourth quarter of 2005 of approximating $0.6 to $0.7 million, pre-tax, related primarily to the UK consolidation, and to recognize costs associated with rationalization of UK office lease expenses of approximately $1.5 to $2.0 million, pre-tax, upon our vacating the closed facility. We may incur additional severance and other expenses in future periods as these initiatives become fully implemented. We expect to complete the plan by the end of the second quarter of 2006.

Statements made in this report that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward-looking statements include statements regarding future events or the future performance of NATCO Group Inc., including but not limited to statements regarding our ability to reduce operating expenses and the amount of severance costs. These statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these statements. Readers are referred to our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as amended, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements. We assume no obligation to update this information, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2005 NATCO GROUP INC.

By: /s/ Richard FitzGerald

Name: Richard FitzGerald

Title: Senior Vice President and Chief Financial

Officer